SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

(Amendment No. 4)*

MAGELLAN HEALTH SERVICES, INC.
(Name of Issuer)

Common Stock, par value $.01
(Title of Class of Securities)

559079207
(CUSIP Number)

December 31, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 22 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 559079207	13G/A	Page 2 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,591,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,591,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,591,980
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.73%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 559079207	13G/A	Page 3 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,591,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,591,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,591,980
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.73%
12	TYPE OF REPORTING PERSON OO - limited liability company

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 559079207	13G/A	Page 4 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Offshore, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,594,511
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,594,511
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,594,511
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.75%
12	TYPE OF REPORTING PERSON OO - limited company

CUSIP No. 559079207	13G/A	Page 5 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,594,511
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,594,511
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,594,511
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.75%
12	TYPE OF REPORTING PERSON OO - limited company

CUSIP No. 559079207	13G/A	Page 6 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Offshore GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,594,511
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,594,511
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,594,511
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.75%
12	TYPE OF REPORTING PERSON OO - limited company

CUSIP No. 559079207	13G/A	Page 7 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Hybrid Offshore, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 281,986
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 281,986
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 281,986
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.84%
12	TYPE OF REPORTING PERSON OO - limited company

CUSIP No. 559079207	13G/A	Page 8 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Hybrid Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 281,986
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 281,986
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 281,986
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.84%
12	TYPE OF REPORTING PERSON OO - limited company

CUSIP No. 559079207	13G/A	Page 9 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Hybrid Offshore GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 281,986
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 281,986
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 281,986
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.84%
12	TYPE OF REPORTING PERSON OO - limited company

CUSIP No. 559079207	13G/A	Page 10 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,591,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,591,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,591,980
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.73%
12	TYPE OF REPORTING PERSON OO - limited liability company

CUSIP No. 559079207	13G/A	Page 11 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 715,483
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 715,483
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 715,483
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.13%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 559079207	13G/A	Page 12 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCor, L.P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 715,483
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 715,483
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 715,483
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.13%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 559079207	13G/A	Page 13 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Arthur Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,591,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,591,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,591,980
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.73%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 559079207	13G/A	Page 14 of 22 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Joseph Healey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,591,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,591,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,591,980
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.73%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 559079207	13G/A	Page 15 of 22 Pages

Item 1 (a).	NAME OF ISSUER:

MAGELLAN HEALTH SERVICES, INC.

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

55 Nod Road, Avon, CT 06001

Item 2 (a), (b), (c).	NAME OF PERSON FILING:

(i)	HealthCor Management, L.P., a Delaware limited partnership; Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ii)	HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iii)	HealthCor Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iv)	HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(v)	HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vi)	HealthCor Hybrid Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vii)	HealthCor Hybrid Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(viii)	HealthCor Hybrid Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ix)	HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(x)	HealthCor Capital, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(xi)	HealthCor, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

CUSIP No. 559079207	13G/A	Page 16 of 22 Pages

(xii)	Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

(xiii)	Arthur Cohen, 12 South Main Street, #203 Norwalk, Ct 06854.

Both Mr. Healey and Mr. Cohen are United States citizens.

The persons at (i) through (xiii) above are collectively referred to herein as the "Reporting Persons".

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $.01 (the "Common Stock")

Item 2(e).	CUSIP NUMBER:

559079207

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,
(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),
(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1(b)(ii)(G),
(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box: ☒

CUSIP No. 559079207	13G/A	Page 17 of 22 Pages

Item 4.	OWNERSHIP.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Collectively, HealthCor, L.P., HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 2,591,980 shares of the Common Stock of the Issuer.  By virtue of their position as feeder funds, HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. may be deemed beneficial owners of the shares of Common Stock owned by HealthCor Offshore Master Fund, L.P., and HealthCor Hybrid Offshore Master Fund, L.P., respectively.

HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P.  Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P.  Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds.  HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P.  Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P.

As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares in excess of their actual pecuniary interest therein.

CUSIP No. 559079207	13G/A	Page 18 of 22 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

Item 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I:	Joint Acquisition Statement, dated as of February 9, 2011.

CUSIP No. 559079207	13G/A	Page 19 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2011

HEALTHCOR MANAGEMENT, L.P., for itself and as manager on behalf of (i) HEALTHCOR OFFSHORE, LTD. and (ii) HEALTHCOR HYBRID OFFSHORE, LTD.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

CUSIP No. 559079207	13G/A	Page 20 of 22 Pages

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel
HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen

CUSIP No. 559079207	13G/A	Page 21 of 22 Pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 9, 2011

HEALTHCOR MANAGEMENT, L.P., for itself and as manager on behalf of (i) HEALTHCOR OFFSHORE, LTD. and (ii) HEALTHCOR HYBRID OFFSHORE, LTD.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

CUSIP No. 559079207	13G/A	Page 22 of 22 Pages

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel
HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen